032 Putnam U.S. Government Income Trust attachment
3/31/05 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2005, Putnam management has
assumed $12,983 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	21,437
Class B	3,160
Class C	278

72DD2
Class M   673
Class R   1
Class Y   322

73A1
Class A   0.204
Class B   0.152
Class C   0.152

73A2
Class M   0.186
Class R   0.191
Class Y   0.222

74U1 (000s omitted)

Class A	101,509
Class B	18,643
Class C 1,680

74U2
Class M   3,502
Class R   7
Class Y   947

74V1

Class A	13.17
Class B	13.10
Class C	13.15

74V2

Class M	13.16
Class R   13.17
Class Y   13.15